EXHIBIT 10.31

THE INTERACTIVE DATA CORPORATION

SEVERANCE PLAN

AND

SUMMARY PLAN DESCRIPTION

FOR U.S. EMPLOYEES

Effective January 1, 2013

PURPOSE OF THE PLAN

The purpose of the Interactive Data Corporation Severance Plan for U.S. Employees (“Plan”) is to provide severance pay benefits to eligible employees whose employment with Interactive Data Corporation or any of its participating subsidiaries is terminated involuntarily under the conditions described below.

Except as otherwise provided by the Company in writing, this Plan (i) is the sole arrangement of the Company regarding severance-type benefits to employees who are eligible for benefits under this Plan and (ii) replaces and supersedes all prior plans, programs, understandings and arrangements providing severance-type benefits to such eligible employees effective for employment terminations occurring on or after January 1, 2013.

This document contains the official text of the Plan and also serves as the summary plan description for the Plan.

DEFINITIONS

Company means Interactive Data Corporation.

Employer means the Company and any subsidiary of the Company which participates in this Plan.

Plan Administrator means the Company or such other person or committee appointed from time to time by the Company to administer the Plan.

ELIGIBLE EMPLOYEES

The benefits under this Plan are limited to employees who are classified by an Employer as

•	a United States regular full-time employees, or

•	a United States regular part-time employees (who are regularly scheduled to work at least 20 hours per week).

Unless the Company provides otherwise in writing, the following employees are NOT eligible to participate in this Plan:

•	Any employee who is classified as a temporary or seasonal employee.

•	Any employee who is covered by a collective bargaining agreement.

•

Any employee who is eligible to participate in another plan or arrangement maintained by the Company or any of its affiliates which provides severance-type benefits unless such other plan or arrangement provides that the employee will be eligible to receive benefits under this Plan.

•	Any employee who is covered by an employment contract unless the contract provides that the employee will be eligible to receive benefits under this Plan.

INVOLUNTARY TERMINATION OF EMPLOYMENT

■	Involuntary Termination

An employee will be eligible for severance benefits under this Plan only if the Company, in its sole discretion, determines that the employee’s employment is being terminated involuntarily for any of the following reasons:

•	Reduction in staff or layoff.

•	Position elimination.

•	Facility closing.

•	Closure of a business unit.

•	Organization restructuring.

•	Such other circumstances as the Company deems appropriate for the payment of severance benefits.

■	Termination of Employment Not Eligible for Severance Benefits

Unless the Company provides otherwise in writing, an employee will not be eligible for severance benefits if the Company, in its sole discretion, determines that the employee’s employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment.

•	Failure to return to work upon the expiration of an authorized leave of absence.

•	Death or disability.

•	Termination for cause or for behavior prejudicial to the Company or any of its subsidiaries, as determined by the Company in its sole discretion.

•	Termination for gross misconduct or violation of company policy.

•	Termination for poor performance.

■	Other Employment Offer

Unless the Company provides otherwise in writing, an employee will not be eligible to receive benefits under this Plan if the Company, in its sole discretion, determines that any of the following events has occurred:

•	The employee has been offered, but refused to accept, another suitable position with the Company or any of its subsidiaries or affiliates.

•

The employee’s employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction, and such employee has been offered a suitable position by the successor employer.

•	The employee’s employment is terminated in connection with the “outsourcing” of operational functions and he/she has been offered a suitable position by the outsourcing vendor.

An employee will not be considered to have been offered a suitable position if either (i) the initial rate of base pay payable to the employee for such position would be less than 85% of his/her current rate of base pay, or (ii) such position would change the employee’s principal place of employment to a location more than fifty (50) miles from his/her current principal place of employment.

CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS

An employee who is involuntarily terminated will not receive severance benefits under this Plan unless the Company determines that the employee has satisfied all of the following conditions:

■	Work Until Last Day Designated

The employee must continue to be actively at work through the last day of work designated by the Company, unless the employee is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

■	Execution and Non-Revocation of Release

The employee

•	must execute an agreement and general release in the form, and within the time period, prescribed by the Company, and

•	must not revoke the agreement and general release before it becomes effective.

■	Return of Company Property and Settlement of Expenses

On or before the employee’s last day of employment, the employee must return all company property in his or her possession or control and must settle satisfactorily all expenses owed to the Company and any of its subsidiaries or affiliates.

SEVERANCE BENEFITS

■	Severance Pay

■	Amount of Severance Pay

The amount of severance pay payable to an eligible employee will be equal to 2 weeks of Base Pay for each full Year of Service plus a pro rata amount for a partial Year of Service, subject to the following minimum and maximum amounts:

•	Minimum 2 weeks of Base Pay

•	Maximum 52 weeks of Base Pay

For purposes of determining the amount of severance pay –

•	Base Pay means

For hourly paid employees - An amount equal to the employee’s regular weekly straight time salary rate (exclusive of shift differentials, overtime, variable compensation, and other special payments) in effect immediately preceding his or her date of termination.

For salaried employees - the employee’s regular rate of salary (determined on a weekly basis) payable immediately preceding his or her date of termination. Base Pay does not include overtime, discretionary bonuses, other variable compensation, or extra pay.

•	Years of Service means an employee’s full and partial years of employment beginning as of his or her most recent date of hire by an Employer.

■	Reduction of Severance Pay

Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance pay payable to an eligible employee as determined above shall be reduced as follows:

•

In the event that an Employer provides pay to the employee instead of advance notice of his or her termination of employment in accordance with the requirements of the Worker Adjustment and Retraining Notification Act (or other similar federal or state statute), then the amount of such employee’s severance pay will be reduced (but not below 2 weeks of Base Pay) by the amount of notice pay received by the employee after his or her active work status ends.

•

Severance pay will be reduced by any outstanding debt owed by the employee to the Company or any of its affiliates, including but not limited to loans granted by an Employer, advanced vacation pay, or salary or expense advances.

■	Payment of Severance Pay

The Company will pay the severance pay in a single lump sum as soon as practicable after the later of the employee’s last day of employment or the date on which the employee’s agreement and general release becomes effective. In no event will payment be made later than March 15th of the calendar year following the year in which the employee’s employment is terminated.

■	Continued Health Insurance - COBRA Premiums

If the employee is eligible for and elects to continue coverage under the Employer’s group health plan in accordance with the COBRA continuation coverage requirements, the Company will pay a portion of the premiums on behalf of the employee for COBRA coverage during the period beginning immediately following the employee’s last day of employment and continuing for a period equal to the number of weeks of severance pay payable to the employee or, if earlier, until the date on which the employee becomes covered under a group health benefits plan sponsored by another employer.

The portion of the COBRA premiums paid by the Employer will be the same as the portion premiums paid by the Employer on behalf of active employees for the same level of coverage. The employee will be required to pay the remaining cost for such coverage.

At the end of such period, the employee if then eligible may elect to continue group health coverage for the remainder of the COBRA coverage period at his or her own expense.

■	Other Severance Benefits

The Company, in its sole discretion, and on a case-by-case basis, may pay other benefits to an employee who receives severance pay under this Plan upon termination of employment, including, but not limited to, additional severance pay, continued group health coverage, and outplacement services.

RIGHT TO TERMINATE BENEFITS

Notwithstanding anything in this Plan to the contrary, in the event that the Company in its discretion determines that

•	an employee is reemployed by the Company or any of its subsidiaries, affiliates, or successors before the completion of the scheduled payment of severance pay, OR

•

the Company determines that an employee has breached any of the terms and conditions set forth in any agreement executed by the employee as a condition to receiving benefits under this Plan, including, but not limited to, the separation agreement and general release, then the Company shall have the right to terminate the benefits payable under this Plan at any time.

ADMINISTRATION OF THE PLAN

The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

•	To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.

CLAIMS PROCEDURE

The Head of Human Resources reviews and authorizes payment of severance benefits for those employees who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to your HR representative.

If an employee feels he or she is not receiving severance benefits which are due, the employee should file a written claim for the benefits with the Head of Human Resources. A decision on whether to grant or deny the claim will be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the employee will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.

If the claim is denied in whole or in part, the employee will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.

If the employee wishes to appeal this denial, the employee may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Head of Human Resources, and the employee will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the employee will be notified in writing of the reasons for delay before the end of the initial 60 day period. In any event, however, the employee will receive a written notice of the final decision within 120 days after the request for review.

GENERAL RULES

■	Right to Withhold Taxes

The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

■	No Right to Continued Employment

Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its subsidiaries or affiliates.

■	Benefits Non-Assignable

Benefits under the Plan may not be anticipated, assigned or alienated.

■	Unfunded Plan

The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible employee any right, title or interest in any property of the Company or any of its affiliates nor shall it create any trust relationship.

■	Severability

The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

■	Section Headings

Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

PLAN AMENDMENT AND TERMINATION

The Company has the power to amend, modify or terminate this Plan at any time with respect to any employee at any time prior to such employee’s termination of employment by a writing executed by an officer at the rank of Vice-President or above.

Eligible employees do not have any vested right to severance pay or other benefits under this Plan.

GOVERNING LAWS AND TIME LIMIT FOR BEGINNING LEGAL ACTIONS

■	Governing Laws

The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the Commonwealth of Massachusetts] without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.

The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the Commonwealth of Massachusetts and that any such action or proceeding be heard without jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.

■	Time Limit for Beginning Legal Actions

No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the earlier of second anniversary of the termination of employment or other event giving rise to the claim.

STATEMENT OF ERISA RIGHTS

As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

■	Receive Information About Your Plan and Benefits

Examine, without charge, at the plan administrator’s office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The administrator may make a reasonable charge for the copies.

■	Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

■	Enforce Your Rights

If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

■	Assistance with Your Questions

If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADDITIONAL INFORMATION

Plan Sponsor:	Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730

Employer Identification Number (EIN):	13-3668771

Plan Name:	Interactive Data Corporation Severance Plan for U.S. Employees

Type of Plan:	Welfare benefit plan - severance pay

Plan Year:	Calendar year

Plan Number:	501

Plan Administrator:	Interactive Data Corporation 32 Crosby Drive Bedford, MA 01730 Attention: Vice President, Human Resources

Agent for Service of Legal Process:	Plan Administrator